Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

GEORGIA GULF CORPORATION

(Adopted by the Board of Directors on September 13, 2010)

Georgia Gulf Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The corporation’s original certificate of incorporation was filed with the Secretary of State of Delaware on April 16, 1984 under the name “Georgia-Pacific Chemicals, Inc.”

2.             This Restated Certificate of Incorporation (the “Restated Certificate”) was duly adopted by the board of directors of the corporation pursuant to the authority granted by Section 245 of the Delaware General Corporation Law (the “DGCL”).

3.             This Restated Certificate only restates and integrates, and does not further amend, the provisions of the corporation’s certificate of incorporation, as amended or supplemented through the date on which this Restated Certificate has been filed with the Secretary of State of Delaware, and there is no discrepancy between those provisions and the provisions of this Restated Certificate.  Therefore, this Restated Certificate did not require a vote of the stockholders for adoption and approval.

4.             The Amended and Restated Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, attached hereto as Exhibit A to this Restated Certificate of Incorporation, was amended and restated on April 26, 2010.

5.             The text of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read as follows:

I.              The name of the corporation is

GEORGIA GULF CORPORATION

II.            The registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19801.  The name of its registered agent at such address is Corporation Service Company.

III.           The nature of the business to be conducted or promoted are to engage in the chemical business or any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV.           The total number of shares of stock that the Corporation shall have authority to issue is one hundred seventy-five million (175,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock, par value $.01 per share, and seventy-five million (75,000,000) shares of Preferred Stock, par value $.01 per share, which may be issued from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the Preferred Stock and the rights, powers, preferences, and the relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.

V.            [omitted pursuant to DGCL § 245(c).]

VI.           The corporation is to have perpetual existence.

VII.          In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

VIII.        Except as set forth in Articles IX, X, XI, and XIV hereof, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IX.           In addition to the requirements of law and Article X hereof:

A.            The affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting) not Beneficially Owned by Controlling Persons shall be required for the approval of a Business Combination unless:

1.             all of the following conditions have been met:

a.             the Business Combination will result in an involuntary sale, redemption, cancellation, or other termination of ownership of all shares of Common Stock of the corporation owned by stockholders who do not vote in favor of the Business Combination;

b.             the consideration to be received by such stockholders for such shares shall be in cash or in the same form as the Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate has previously paid for such shares or if the Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate has paid for such shares with varying forms of consideration, the form of consideration for such shares shall be either cash or the form used to acquire the largest number of such shares previously acquired by it;

c.             the cash or Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash to be received by such stockholders for such shares shall be at least equal to the Minimum Price Per Share;

d.             a proxy or information statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination for the purpose of soliciting stockholder approval of the Business Combination; and

e.             after such Controlling Person has become a Controlling Person, such Controlling Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the corporation) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation or a Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; or

2.             both of the following conditions shall have been met:  (a) the Continuing Directors of the corporation shall by a majority vote at a meeting at which a Continuing Director Quorum was present have adopted a resolution approving the Business Combination and have determined to recommend it for approval by the holders of Common Stock of the corporation; and (b) at the time of adoption of such resolution, Continuing Directors shall have comprised at least a majority of the Board of Directors.

B.            Nothing contained in this Article IX shall be construed to relieve any Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate from any fiduciary obligation imposed by law.

C.            A majority of the Continuing Directors at a meeting at which a Continuing Director Quorum was present shall have the power and duty to determine in good faith, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX.

D.            The vote required for any amendment to, or repeal of, all or any portion of this Article IX shall be the affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting) not Beneficially Owned by Controlling Persons; provided, however, that if (i) the Continuing Directors of the corporation shall by a majority vote at a meeting at which a Continuing Director Quorum was present have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of Common Stock of the corporation, and (ii) at the time of adoption of such resolution, Continuing Directors shall have comprised at least a majority of the Board of Directors, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the corporation.

E.             Capitalized terms used in this Article IX shall have the meanings assigned to them in Article XII hereof.

X.            In addition to the requirements of law and Article IX hereof, the affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting) shall be required for any amendment to, or repeal of, all or any portion of this Article X or Article XII hereof;

provided, however, that if (i) the Continuing Directors of the corporation shall by majority vote at a meeting at which a Continuing Director Quorum was present have adopted a resolution approving one of the enumerated matters and have determined to recommend it for approval by the holders of Common Stock of the corporation, and (ii) at the time of adoption of such resolution, Continuing Directors shall have comprised at least a majority of the Board of Directors, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding Common Stock of the corporation.  Capitalized terms used in this Article X shall have the meanings assigned to them in Article XII hereof.

XI.           Except as set forth in Articles IX and X hereof, the corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

XII.         Definitions.  The following definitions are to be incorporated in the appropriate provisions of the foregoing paragraphs.

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.

“Associate” shall mean:  (i) any corporation or organization of which a Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent or more of any class of equity securities; (ii) any trust or other estate in which a Person has a five percent or larger beneficial interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity; or (iii) the immediate family of a Person, including without limitation, a spouse, parents, children (even if of legal age and living independently), siblings, fathers- and mothers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law.

“Beneficial Ownership” shall include without limitation: (i) all shares directly or indirectly owned by a Person, by an Affiliate of a Person, by an Associate of a Person, or an Affiliate; (ii) all shares which such Person, Affiliate, or Associate has the right to acquire (a) through the exercise of any option, warrant or right (whether or not currently exercisable), (b) through the conversion of a security, (c) pursuant to the power to revoke a trust, discretionary account, or similar arrangement, or (d) pursuant to the automatic termination of a trust, discretionary account, or similar arrangement; and (iii) all shares as to which such Person, Affiliate, or Associate, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise (including without limitation any written or unwritten agreement to act in concert but specifically excluding any participation agreement, arrangement, understanding or relationship between or among any two or more commercial banks made or established in connection with and in furtherance of a bona fide lending arrangement with the corporation and/or one or more Subsidiaries) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or to direct the disposition of such shares) or both.

“Business Combination” shall mean:  (i) any merger or consolidation of the corporation with or into a Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate; (ii) any sale, lease, exchange, transfer, or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the corporation or a Subsidiary, including without limitation any voting securities of a Subsidiary, to or with a Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate; (iii) any merger into or consolidation with the corporation or a Subsidiary, of a Controlling Person, an Affiliate of a Controlling Person, an Associate of a Controlling Person, or Affiliate; (iv) any sale, lease, exchange, transfer, or other disposition to the corporation or a Subsidiary of all or any part of the assets of a Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate; (v) any reclassification of Common Stock of the corporation or any recapitalization involving Common Stock of the corporation, that would have the effect of increasing the voting power of a Controlling Person, Affiliate of a Controlling Person, Associate or a Controlling Person, or Affiliate; and (vi) any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Combination.

“Common Stock” shall mean the common stock of the corporation.

“Continuing Director” shall mean any member of the Board of Directors of the corporation who is unaffiliated with a Controlling Person and was a member of the Board prior to the time that the Controlling Person became a Controlling Person, and any successor of a Continuing Director who is unaffiliated with a Controlling Person and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

“Continuing Director Quorum” shall mean a majority of the Continuing Directors capable of exercising the powers conferred upon them under the provisions of the certificate of incorporation or the by-laws of the corporation or by law.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Controlling Person” shall mean any Person who Beneficially Owns a number of shares of Common Stock of the corporation, whether or not such number includes shares not then issued, which exceeds a number equal to ten percent of the outstanding shares of Common Stock of the corporation.

“Fair Market Value” shall mean:  (i) in the case of stock, the highest per share public market asked price, last, or closing price in the event the shares of stock are not listed on a national securities exchange or the highest per share closing public market price in the event the shares of stock are listed on a national securities exchange during the 30-day period immediately preceding the date in question or if no such quoted prices are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith at a meeting at which a Continuing Director Quorum was present; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith at a meeting at which a Continuing Director Quorum was present.

“Minimum Price Per Share” shall mean the sum of (i) the higher of (a) the highest gross per share price paid or agreed to be paid to acquire any shares of Common Stock of the corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within three years immediately prior to the record date set to determine the stockholders entitled to vote on the Business Combination in question, or, in the case of a Section 253 Merger, three years immediately prior to the effective date of such Section 253 Merger, and (b) the highest per share public market asked price, last or closing price in the event the shares are not listed on a national securities exchange or the highest per share closing public market price in the event the shares are listed on a national securities exchange, for such shares during such three-year period; plus (ii) the aggregate amount, if any, by which five percent for each year, beginning on the date on which such Controlling Person became a Controlling Person, of such higher per share price exceeds the aggregate amount of all Common Stock dividends per share paid in cash since the date on which such Person became a Controlling Person.  The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends, reverse stock splits, and stock distributions.

“Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, and any other entity or group.  Without limiting the generality of the foregoing, when two or more Persons act as a syndicate or other group for the purpose of acquiring, holding or disposing of any stock of the corporation, such syndicate or other group shall be deemed a Person.

“Section 253 Merger” shall mean any Merger of the corporation into another corporation which is a Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or an Affiliate, pursuant to Section 253 of the Delaware General Corporation Laws, as amended from time to time, or any successor or replacement statute, provided that such amended, successor or replacement statute does not give voting rights to the stockholders of the corporation with respect to the merger.  While such voting rights are part of Section 253 as amended, or of any successor or replacement statute, a merger under such section shall not be deemed a Section 253 Merger for purposes of this definition.

“Securities Exchange Act of 1934” shall mean the Securities Exchange Act of 1934, as amended from time to time, as well as any successor or replacement statute.

“Subsidiary” shall mean any corporation twenty percent or more of whose outstanding securities representing the right to vote for the election of directors is Beneficially Owned by the corporation and/or one or more Subsidiaries.

“Substantial Part” shall mean more than ten percent of the total assets of the corporation or a Subsidiary, as appropriate, as shown on the audited balance sheet of the corporation as of the end of the most recent fiscal year ended prior to the time the determination is being made.

XIII.        To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit.

XIV.        Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, (a) any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual meeting or special meeting of such stockholders, and may not be effected by any consent in writing by such stockholders, and (b) special meetings of stockholders of the corporation may be called by the Secretary at the request of a majority of the Board of Directors or by the Chairman of the Board.  The vote required for any amendment to, or repeal of, all or any portion of this Article XIV shall be the affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting called for the purpose of voting thereon).

XV.         The business and affairs of the corporation shall be managed under the direction of the Board of Directors.  The number of directors constituting the whole Board of Directors shall not be less than one.  Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the number of directors shall be determined by the affirmative vote of a majority of the whole Board of Directors.

At the 2011 annual meeting of the stockholders of the corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2012 annual meeting of stockholders (which number of directors shall be approximately one-third of the total number of directors of the corporation); at the 2012 annual meeting of stockholders of the corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2013 annual meeting of stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the corporation); and at the 2013 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders.

Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship or the directorship in which the vacancy occurred and until such director’s successor shall have been elected and qualified at the next annual meeting of stockholders.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by a duly authorized officer on this 30th day of September, 2010.

GEORGIA GULF CORPORATION

By:
Joel I. Beerman
Vice President, General Counsel and Secretary

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF

JUNIOR PARTICIPATING PREFERRED STOCK

of

GEORGIA GULF CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Georgia Gulf Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

That, pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended, and by the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolution amending and restating the series of Preferred Stock designated as “Junior Participating Preferred Stock” that was filed on April 27, 1990:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) by the Certificate of Incorporation of the Corporation, as amended, the terms of the series of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation designated as Junior Participating Preferred Stock are hereby amended and restated in their entirety, so that the designation and amount thereof and the rights, powers, preferences and relative participating, optional and other special rights, and qualifications, limitations or restrictions thereof are as follows:

I.  Designation and Amount

The shares of such series will be designated as Junior Participating Preferred Stock (the “Junior Participating Preferred Stock”) and the number of shares constituting the Junior Participating Preferred Stock is 1,000,000.  Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease will reduce the number of shares of Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Participating Preferred Stock.

II.  Dividends and Distributions

(a)           Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the Junior Participating Preferred Stock with respect to dividends, the holders of shares of Junior Participating Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Participating Preferred Stock (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, one hundred times the aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Participating Preferred Stock.  In the event that the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Junior Participating Preferred Stock are then issued or outstanding, the amount to which holders of shares of Junior Participating Preferred Stock would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           The Corporation will declare a dividend on the Junior Participating Preferred Stock as provided in the immediately preceding paragraph immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common Stock).  Each such dividend on the Junior Participating Preferred Stock will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.

(c)           Dividends will accrue on outstanding shares of Junior Participating Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Junior Participating Preferred Stock or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Participating Preferred Stock entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue from such Dividend Payment Date.  Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest.  Dividends paid on the shares of Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board may fix a record date for the determination of holders of shares of Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.

III.  Voting Rights

The holders of shares of Junior Participating Preferred Stock will have the following voting rights:

(a)           Subject to the provision for adjustment hereinafter set forth, each share of Junior Participating Preferred Stock will entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Junior Participating Preferred Stock are then issued or outstanding, the number of votes per share to which holders of shares of Junior Participating Preferred Stock would otherwise be entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           Except as otherwise provided herein, in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Junior Participating Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)           Except as set forth in the Certificate of Incorporation or herein, or as otherwise provided by law, holders of shares of Junior Participating Preferred Stock will have no voting rights.

IV.  Certain Restrictions

(a)           Whenever dividends or other dividends or distributions payable on the Junior Participating Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Participating Preferred Stock outstanding have been paid in full, the Corporation will not:

(i)            Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Junior Participating Preferred Stock;

(ii)           Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Junior Participating Preferred Stock, except dividends paid ratably on the shares of Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)          Redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Junior Participating Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the shares of Junior Participating Preferred Stock; or

(iv)          Redeem, purchase or otherwise acquire for consideration any shares of Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the shares of Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)           The Corporation will not permit any majority-owned subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Article IV, purchase or otherwise acquire such shares at such time and in such manner.

V.  Reacquired Shares

Any shares of Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof.  All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation of the Corporation, or in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

VI.  Liquidation, Dissolution or Winding Up

Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Junior Participating Preferred Stock have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Junior Participating Preferred Stock will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount to be distributed per share to holders of shares of Common Stock or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Junior Participating Preferred Stock, except distributions made ratably on the shares of Junior Participating Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Junior Participating Preferred Stock are then issued or outstanding, the aggregate amount to which each holder of shares of Junior Participating Preferred Stock would otherwise be entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

VII.  Consolidation, Merger, Etc.

In the event that the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Junior Participating Preferred Stock will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation at any time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock in a smaller number of shares, or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Junior Participating Preferred Stock are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Participating Preferred Stock will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

VIII.  Redemption

The shares of Junior Participating Preferred Stock are not redeemable.

IX.  Rank

The Junior Participating Preferred Stock rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation’s Preferred Stock.

X.  Amendment

Notwithstanding anything contained in the Certificate of Incorporation of the Corporation to the contrary and in addition to any other vote required by applicable law, the Certificate of Incorporation of the Corporation may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Participating Preferred Stock, voting together as a single series.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Financial Officer and Treasurer and attested by its Vice President, General Counsel and Secretary this 26th day of April, 2010.

GEORGIA GULF CORPORATION

By:
			Name:	Gregory C. Thompson
			Title:	Chief Financial Officer and Treasurer

Attest:

Name:	Joel I. Beerman
Title:	Vice President, General Counsel and Secretary